As filed with the Securities and Exchange Commission on May 3, 2017

Registration No. 333-217176

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GUARANTY BANCSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	6021	75-1656431
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification No.)	(I.R.S. Employer Identification No.)

201 South Jefferson Avenue

Mount Pleasant, Texas 75455

(903) 572 - 9881

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Tyson T. Abston

Chairman and Chief Executive Officer

Guaranty Bancshares, Inc.

201 South Jefferson Avenue

Mount Pleasant, Texas 75455

(903) 572 - 9881

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Chet A. Fenimore, Esq. Derek W. McGee, Esq. Fenimore, Kay, Harrison & Ford, LLP 812 San Antonio Street, Suite 600 Austin, Texas 78701 (512) 583-5900 (512) 583-5940 (facsimile)	Peter G. Weinstock, Esq. Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 (214) 468-3395 (214) 740-7138 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a small reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 (“Amendment No. 2”) to the Registration Statement on Form S-1 (File No. 333-217176) of Guaranty Bancshares, Inc. (“Registration Statement”) is being filed solely for the purpose of re-filing Exhibit 10.6 hereto. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimated expenses, other than underwriting discounts and commissions, of the sale of the registrant’s common stock, $1.00 par value, are as follows:

SEC registration fee	$7,464
FINRA filing fee	$12,160
NASDAQ listing fees and expenses	$25,000
Transfer agent and registrar fees and expenses	$2,500
Printing fees and expenses	$158,213
Legal fees and expenses	$890,191
Underwriter expenses	$175,000
Accounting expenses	$427,731
Miscellaneous expenses	$100,000

Total	$1,798,259

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Texas Business Organizations Code, or TBOC, permits a Texas corporation to limit in its charter the liability of the corporation’s directors to the corporation or its shareholders for conduct in the performance of such director’s duties. However, Texas law does not permit any limitation of liability of a director who is found liable to the corporation or is found liable because the director improperly received a personal benefit for: (1) breaching a duty of loyalty owed to the corporation; (2) failing to act in good faith that constitutes a breach of a duty owed by the person to the corporation; or (3) engaging in willful or intentional misconduct in the performance of a director’s duty to the corporation. The registrant’s amended and restated certificate of formation provides that a director of the registrant will not be liable to the registrant or its shareholders to the fullest extent permitted by Texas law.

Sections 8.101 and 8.103 of the TBOC provide that a Texas corporation may indemnify a person who was, is, or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (1) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (2) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (3) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (1) or (2); (4) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or, (5) by unanimous vote of the shareholders. The power to indemnify applies only if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interest of the corporation, and, in all other cases, that the person’s conduct was not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful.

Section 8.104 of the TBOC provides that a Texas corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is, or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 of the TBOC and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 of the TBOC also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent of the corporation as provided by: (1) the corporation’s governing documents; (2) an action by the corporation’s governing authority; (3) resolution by the shareholders; (4) contract; or (5) common law. As consistent with Section 8.105 of the TBOC, a corporation may indemnify and advance expenses to persons who are not directors to the same extent that a corporation may indemnify and advance expenses to directors.

The registrant’s amended and restated certificate of formation provides that, to the fullest extent and under the circumstances permitted by Chapter 8 of the TBOC, (1) the registrant must indemnify and advance expenses to directors and officers, and (2) the registrant may purchase and maintain insurance on behalf of our directors and officers.

The registrant also maintains directors’ and officers’ liability insurance.

The form of Underwriting Agreement to be filed as Exhibit 1.1 hereto obligates the underwriters to indemnify our directors, officers and controlling persons under limited circumstances against certain liabilities under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Within the past three years, we have engaged in the following transactions that were not registered under the Securities Act:

•	Between January 1, 2014 and the filing of this registration statement, and after giving effect to the 2-for-1 stock split we completed on August 20, 2014, we sold 352,500 shares of our common stock to our KSOP for aggregate consideration of approximately $7.9 million. No commission was paid in respect of the offer and sale of these securities. The offers and sales of these securities were made in reliance upon exemptions from federal securities registration provided by Rule 701 of the Securities Act for offers and sales of securities pursuant to compensatory benefit plans.

•	Prior to 2015, we conducted certain limited sales of our common stock to purchasers who are residents of the state of Texas in private transactions. Between January 1, 2014 and December 31, 2014, and after giving effect to the 2-for-1 stock split we completed on August 20, 2014, we sold 352,252 shares of our common stock for aggregate consideration of approximately $7.2 million pursuant to these limited offerings. No commission was paid in respect of the offer and sale of these securities. The offer and sale of these securities were made in reliance upon exemptions from federal securities registration under Section 3(a)(11) of the Securities Act and SEC Rule 147 relating to intrastate offerings.

•	In March 2015, we completed a private offering of 315,922 shares of our common stock to certain “accredited investors,” as defined in SEC Rule 501(a) of Regulation D, for aggregate consideration of approximately $7.3 million. No commission was paid in respect of the offer and sale of these securities. The offer and sale of these securities were made in reliance upon exemptions from federal securities registration under Section 4(a)(2) of the Securities Act and SEC Rule 506(b).

•

In March 2015, we issued an aggregate of 923,133 shares of our common stock to the former shareholders of DCB Financial Corp. that were “accredited investors,” as defined in SEC Rule 501(a) of Regulation D, as part of the consideration for our acquisition of DCB Financial Corp.

No commission was paid in respect of the issuance of these securities. The offer and sale of these securities were made in reliance upon exemptions from federal securities registration under Section 4(a)(2) of the Securities Act and SEC Rule 506(b).

•	In April 2015, we issued an aggregate of 280,160 shares of our common stock to the former shareholders of Texas Leadership Bank that were “accredited investors,” as defined in SEC Rule 501(a) of Regulation D, as part of the consideration for our acquisition of Texas Leadership Bank. No commission was paid in respect of the issuance of these securities. The offer and sale of these securities were made in reliance upon exemptions from federal securities registration under Section 4(a)(2) of the Securities Act and SEC Rule 506(b).

•	On July 1, 2015, we sold $4.0 million in aggregate principal amount of unsecured redeemable non-convertible debentures, for aggregate consideration of $4.0 million, to four purchasers who were “accredited investors,” as defined in SEC Rule 501(a) of Regulation D. No commission was paid in respect of the offer and sale of these securities. The offer and sale of these securities were made in reliance upon exemptions from federal securities registration under Section 4(a)(2) of the Securities Act and SEC Rule 506(b).

•	On December 1, 2015, we sold $5.0 million in aggregate principal amount of unsecured redeemable non-convertible debentures, for aggregate consideration of $5.0 million to seven purchasers who were “accredited investors,” as defined in SEC Rule 501(a) of Regulation D. No commission was paid in respect of the offer and sale of these securities. The offer and sale of these securities were made in reliance upon exemptions from federal securities registration under Section 4(a)(2) of the Securities Act and SEC Rule 506(b).

•	In March 2016, we sold 356,552 shares of common stock to existing shareholders of Guaranty Bancshares, Inc. for aggregate consideration of approximately $8.6 million. No commission was paid in respect of the offer and sale of these securities. The offer and sale of these securities were made in reliance upon exemptions from federal securities registration under Section 4(a)(2) of the Securities Act and SEC Rule 506(b).

•	We periodically issue grants of certain equity based awards to our executive officers and other key employees. Between January 1, 2014 and the filing of this registration statement, and after giving effect to the 2-for-1 stock split we completed on August 20, 2014, we (1) issued an aggregate of 5,024 shares of common stock upon the exercise of stock options with an exercise price of $11.94, with aggregate proceeds to the registrant of $59,987, and (2) granted options to purchase an aggregate of 363,014 shares of our common stock weighted average exercise price of $23.76 per share, 32,014 of which have been forfeited as of the date of this registration statement. The offers and sales of these securities were made in reliance upon exemptions from federal securities registration provided by Rule 701 of the Securities Act for offers and sales of securities pursuant to compensatory benefit plans.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits: The list of exhibits set forth under “Exhibit Index” at the end of this registration statement is incorporated herein by reference.

(b)	Financial Statement Schedules: None.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby further undertakes that:

(1)        For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)        For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Mount Pleasant, Texas, on the 3rd day of May, 2017.

GUARANTY BANCSHARES, INC.

By:	/s/ Tyson T. Abston
Tyson T. Abston
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature		Title	Date

By:	/s/ Tyson T. Abston	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 3, 2017
Tyson T. Abston

By:	/s/ Clifton A. Payne	Senior Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 3, 2017
Clifton A. Payne

By:	*	Director	May 3, 2017
Richard W. Baker

By:	*	Director	May 3, 2017
James S. Bunch

By:	*	Director	May 3, 2017
Johnny O. Conroy

By:	*	Director	May 3, 2017
Bradley K. Drake

Signature		Title	Date

By:	*	Director	May 3, 2017
Christopher B. Elliott

By:	*	Director	May 3, 2017
Carl Johnson, Jr.

By:	*	President and Director	May 3, 2017
Kirk L. Lee

By:	*	Director	May 3, 2017
Weldon C. Miller

By:	*	Director	May 3, 2017
William D. Priefert

By:	*	Director	May 3, 2017
Arthur B. Scharlach, Jr.

* By:	/s/ Tyson T. Abston
Tyson T. Abston
Attorney-in-Fact

EXHIBIT INDEX

NUMBER	DESCRIPTION

1.1	Form of Underwriting Agreement^

2.1	Agreement and Plan of Reorganization, dated December 23, 2014, by and among Guaranty Bancshares, Inc., TLB Interim Bank and Texas Leadership Bank*^

2.2	Agreement and Plan of Reorganization, dated January 6, 2015, by and among Guaranty Bancshares, Inc., GBI-DCB Acquisition Corporation and DCB Financial Corp.*^

3.1	Amended and Restated Certificate of Formation^

3.2	Amended and Restated Bylaws^

4.1	Specimen common stock certificate^

The other instruments defining the rights of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the SEC upon request.

5.1	Opinion of Fenimore, Kay, Harrison & Ford, LLP^

10.1	Guaranty Bancshares, Inc. 2015 Equity Incentive Plan^

10.2	Form of Restricted Stock Award Agreement under the Guaranty Bancshares, Inc. 2015 Equity Incentive Plan^

10.3	Form of Restricted Stock Unit Award Agreement under the Guaranty Bancshares, Inc. 2015 Equity Incentive Plan^

10.4	Form of Stock Option Award Agreement under the Guaranty Bancshares, Inc. 2015 Equity Incentive Plan^

10.5	Form of Stock Appreciation Right Award Agreement under the Guaranty Bancshares, Inc. 2015 Equity Incentive Plan^

10.6	Guaranty Bancshares, Inc. Employee Stock Ownership Plan With 401(k) Provisions, effective January 1, 2016

10.7	Description of Guaranty Bancshares, Inc. Supplemental Retirement Plan^

10.8	Description of Guaranty Bancshares, Inc. Executive Incentive Retirement Plan^

10.9	Salary Continuation Agreement, dated August 18, 1998, by and between Guaranty Bank & Trust and Arthur B. Scharlach, Jr., as amended on December 1, 2005 and on April 6, 2007^

10.10	DCB Financial Corp. Stock Option Plan, dated December 1, 2003, as amended^

10.11	Form of Stock Option Agreement under the DCB Financial Corp. Stock Option Plan^

10.12	Guaranty Bancshares, Inc. Fair Market Value Stock Appreciation Rights Plan, effective January 1, 2008^

10.13	Form of Award Agreement under the Guaranty Bancshares, Inc. Fair Market Value Stock Appreciation Rights Plan^

10.14	Revolving Promissory Note, dated March 31, 2017, by Guaranty Bancshares, Inc. payable to Frost Bank in the original principal amount of $25,000,000^

10.15	Loan Agreement, dated March 31, 2017, by and between Guaranty Bancshares, Inc. and Frost Bank^

10.16	Form of Debenture issued by Guaranty Bancshares, Inc. in July 2015 and December 2015^

NUMBER	DESCRIPTION

21.1	Subsidiaries of Guaranty Bancshares, Inc.^

23.1	Consent of Fenimore, Kay, Harrison & Ford, LLP (contained in Exhibit 5.1)^

23.2	Consent of Whitley Penn LLP^

24.1	Powers of attorney^

*	Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted schedules or similar attachment to the SEC upon request.

^	Previously filed.